September 29, 2006


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
USA 20549

Re:               Reliant Home Warranty Corporation

Dear Sirs:

This letter will confirm that we reviewed Item 4 of the Company's Form 8-KA dated September 29, 2006 captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made as they relate to SF Partnership, LLP. We are not in a position to agree or disagree with the statements in Item 4 regarding the engagement of Berman Hopkins Wright Laham CPAs, LLP or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-KA.

Yours very truly,

/s/ "SF Partnership, LLP"
---------------------------------
"SF Partnership, LLP"
Toronto, Canada

cc: Reliant Home Warranty Corporation